SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

DATE OF REPORT – January 21, 2010

(Date of Earliest Event Reported)

COLUMBIA LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Commission File No.  1-10352

Delaware	59-2758596
(State of Incorporation)	(I.R.S. Employer Identification No.)

354 Eisenhower Parkway Livingston, New Jersey	07039
(Address of principal executive offices)	Zip Code

Registrant’s telephone number, including area code:  (973) 994-3999

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.                      Termination of a Material Definitive Agreement.

On January 21, 2010, Columbia Laboratories, Inc. (the “Company”) received a letter from Ascend Therapeutics, Inc. (“Ascend”) notifying the Company that Ascend was terminating, as of July 23, 2010, the License and Supply Agreement dated September 27, 2007 (the “Agreement”) pursuant to which (i) the Company granted Ascend an exclusive, five year license to market and sell the Company’s Prochieve ® 4% (progesterone gel) product in the United States, (ii) the Company agreed to supply Ascend with product over the life of the Agreement at a transfer price equal to 35% of Ascend’s net selling price for the product, and (iii) Ascend agreed to annual minimum purchase obligations for the product that increase over the life of the Agreement.

Except for the Agreement, there are no material relationships between Ascend and the Company. The Agreement provides that Ascend may terminate it on 180 days notice without penalties on either party. Ascend has not purchased product from the Company pursuant to the Agreement in over 18 months.

Prochieve 4% progesterone gel is currently indicated and FDA-approved for the treatment of secondary amenorrhea. Secondary amenorrhea is lack of menstrual periods for six or more months in a woman who has already started menstruation and who is not pregnant, lactating, or in menopause.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 22, 2010

COLUMBIA LABORATORIES, INC.

By: /S/ Lawrence A. Gyenes
Lawrence A. Gyenes
Senior Vice President and Chief Financial Officer